Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Quarter
First Quarter 2026 Highlights
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Net income of $24.1 million, or basic earnings per common share of $35.91 and diluted earnings per common share of $35.34; diluted earnings per common share up 7.6% compared to the first quarter of 2025;

■	Diluted earnings per common share of $136.49 over the trailing twelve months, up 10.68% versus $123.32 over the same trailing period a year ago and $116.37 for the same period two years ago;

■	Tangible book value per common share increased 15.01% to $928.99 compared to $807.72 as of March 31, 2025;

■	Achieved return on average assets of 1.68% and return on average equity of 14.69%;

■	Net interest income of $56.9 million, up $3.8 million, or 7.08% compared to the first quarter of 2025; net interest margin (tax equivalent basis) of 4.25%, up from 4.20% in the first quarter of 2025;

■	Total assets grew $146.6 million, or 2.6%, to $5.84 billion, and deposits grew $138.4 million, or 2.8%, to $5.12 billion as of March 31, 2026 compared to December 31, 2025;

■
Liquidity position remains strong with $384.2 million in cash, $1.6 billion in investment securities, of which $901.9 million are available-for-sale, no borrowings and a borrowing capacity of $2.2 billion as of March 31, 2026;

■
Continued to grow our solid capital position with a total risk-based capital ratio of 15.71%, common equity tier 1 ratio of 14.23%, tier 1 leverage ratio of 11.35% and a tangible common equity ratio of 11.05%;

■	Credit quality remains resilient with an allowance for credit losses on loans and leases of 2.12%; net recoveries for the quarter of $43,000 and only one non-accrual loan of $730,000 at quarter-end.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported net income of $24.1 million, or $35.34 per diluted common share, for the first quarter of 2026 compared with $23.0 million, or $32.86 per diluted common share, for the first quarter of 2025. The annualized return on average assets was 1.68% and return on average equity was 14.69% for the first quarter of 2026.

Net income over the trailing twelve months was $94.7 million compared with $88.7 million for the same trailing period a year earlier. Diluted earnings per common share over the trailing twelve months totaled $136.49, up 10.68% compared with $123.32 for the same trailing period a year ago and $116.37 for the same period two years ago. Basic earnings per common share over the trailing twelve months totaled $138.00, up 11.89% compared with $123.34 for the same trailing period a year ago and $116.37 for the same period two years ago. Tangible book value per common share increased to $928.99 at March 31, 2026, up 15.01% compared with $807.72 as of March 31, 2025.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s financial performance in the first quarter of 2026 highlighted by record quarterly net income of $24.1 million and a return on average assets of 1.68% and return on average equity of 14.69%. After eight consecutive years of record-setting annual earnings, we begin 2026 with another high-performing first quarter. We achieved these impressive results while continuing to maintain a strong liquidity position and balance sheet at quarter end with $384.2 million in cash, $1.6 billion in investment securities of which $901.9 million are available-for-sale, no borrowings and access to $2.2 billion in borrowing capacity. Capital levels continued to strengthen and were significantly above the regulatory thresholds for “well-capitalized” banks at quarter-end. Core deposits increased $88.4 million in the first quarter from December 31, 2025 as we continued our focus on growing deposits with both our longstanding established client relationships while developing new client relationships. Total loans and leases were $3.6 billion at the end of the first quarter, down $32.1 million or 0.88% from December 31, 2025 due primarily to seasonality in agricultural lending.  Importantly, we continued to be selective in booking longer duration loans. The relatively flat interest rate yield curve, combined with aggressive loan pricing and credit structure by competitors, has diminished the attractiveness of longer duration loan assets. Overall credit quality remained resilient during the first quarter of 2026. We are still working closely with a few borrowers as they work through the current economic cycle, particularly in certain agricultural commodities where prices have been adversely impacted by negative conditions in the export market. Our Company remains in excellent financial condition and should be well positioned to navigate the challenges ahead as we have for the past 109 years.”

Earnings

Net interest income for the quarter ended March 31, 2026 was $56.9 million, an increase of $3.8 million when compared with $53.1 million for the first quarter of 2025. The Company’s net interest margin increased to 4.25% in the first quarter of 2026, compared to 4.20% in the first quarter of 2025. Loan yields increased 1 bps to 6.08% and deposit costs were flat at 1.18%. The primary driver for the increase in the net interest margin was related to the increase in yield on the investment securities portfolio from 3.20% in the first quarter of 2025 to 3.70% in the first quarter of 2026. In addition, the average balances of the investment security portfolio increased $375.9 million from the first quarter of 2025 to the first quarter of 2026. Non-interest income was $5.2 million for the first quarter of 2026, up slightly from $5.0 million when compared to the first quarter of 2025. Non-interest expense was $29.2 million for the quarter ending March 31, 2026, up $3.7 million from $25.5 million compared to the quarter ended March 31, 2025. The majority of the increase was $2.8 million in higher compensation expense primarily due to the one-time transition expenses for the new long term incentive plan. Overall operating expenses were impacted by ongoing inflation. As a result, the efficiency ratio for the first quarter of 2026 was 47.0%, up from 43.9% in the first quarter of 2025. Despite the one-time increase in operating expenses for the quarter, net income increased $1.1 million from $23.0 million for the first quarter of 2025 to $24.1 million for the first quarter of 2026.

Balance Sheet

Total assets at quarter-end were $5.8 billion, up from $5.7 billion as of December 31, 2025. Total cash and cash equivalents were $384.2 million, an increase of $239.4 million from December 31, 2025. Total loans and leases outstanding were $3.6 billion, a decrease of $32.1 million, or 0.88%, from December 31, 2025. As of March 31, 2026, our total investment securities portfolio was $1.6 billion, a decrease of $59.6 million from December 31, 2025. The portfolio is comprised of $901.9 million in available-for-sale securities and $708.3 million in held-to-maturity securities. Total deposits increased $138.4 million, or 2.78%, to $5.1 billion at March 31, 2026 compared to December 31, 2025. Our loan to deposit ratio was 71.04% as of March 31, 2026, down from 73.67% as of December 31, 2025 due to an increase in total deposits and a modest decrease in total loans and leases.

Credit Quality

The Company’s credit quality remained solid with only one $730,000 non-accrual loan as of March 31, 2026, and a negligible delinquency ratio of 0.01% of total loans and leases. Net recoveries were $43,000 in the first quarter of 2026 compared to net charge-offs of $160,000 in the first quarter of 2025. Net charge-offs over the trailing twelve months were $1.6 million or 0.04% of average total loans and leases. The total allowance for credit losses on loans and leases and unfunded commitments was $80.2 million as of March 31, 2026, compared to $79.7 million as of December 31, 2025. The allowance for credit losses on loans and leases increased by $0.5 million to $76.9 million, or 2.12%, as of March 31, 2026 compared with $76.4 million, or 2.08%, as of December 31, 2025. A provision for credit losses of $500,000 was recorded during the first quarter of 2026 compared to a $300,000 provision during the first quarter of 2025.

Capital

The Company’s regulatory capital ratios continued to strengthen during the first quarter of 2026.  At March 31, 2026, the Company’s preliminary total risk-based capital ratio was 15.71%, the common equity tier 1 capital ratio was 14.23% and the tier 1 leverage capital ratio was 11.35%, an increase from 15.29%, 13.81% and 11.00% as of December 31, 2025, respectively. At March 31, 2026, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well-capitalized”. At March 31, 2026, the tangible common equity ratio was 11.05%, up from 10.40% as of March 31, 2025.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp trades on the OTCQX under the symbol FMCB, and is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 33 convenient locations. F&M Bank is financially strong, with $5.8 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 35 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp has paid dividends for 91 consecutive years and has increased dividends for 61 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 57 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increases.

In February 2026, F&M Bank was ranked 5th on Forbes Magazine’s list of "America’s Best Banks" for 2025 and was ranked 1st in California. In April 2024, F&M Bank was ranked 6th on Forbes Magazine’s list of "America’s Best Banks" for 2023.

In July 2025, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #3 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2024. In July 2024, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #2 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2023. In July 2023, the Bank was named by Bank Director’s Magazine as the #1 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022.

In December 2023, F&M Bank was ranked 4th on S&P Global Market Intelligence's “Top 50 List of Best-Performing Community Banks” in the US with assets between $3.0 billion and $10.0 billion for 2023. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

In October 2021, F&M Bank was named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to their clients.

F&M Bank was ranked the 20th largest bank lender to agriculture in the United States as of December 31, 2025, by American Bankers Association. F&M Bank operates in the mid-Central Valley of California, including Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their last Community Reinvestment Act (“CRA”) evaluation.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding the Company’s strategic focus and priorities, and the anticipated results therefrom, financial condition, liquidity position and balance sheet, competitive positioning, and credit quality. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from results expressed or implied by such forward-looking statements. Such risk factors include, among others: the effects of and changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board and their effects on inflation risk; financial and regulatory policies of the United States government; political and economic uncertainty, including any decline in global, domestic or local economic conditions or the stability of credit and financial markets and the impact of tariffs and the conflict in Iran and the Middle East; and other relevant risks detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. All such factors are difficult to predict and are beyond the Company's ability to control or predict. There also may be additional risks that the Company does not presently know, or that the Company currently believes to be immaterial, that could also cause actual results to differ materially and adversely from those contained in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances after the date of this press release or otherwise, except as may be required by applicable law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

FINANCIAL HIGHLIGHTS
	Three Months Ended
(Dollars in thousands, except share and per share data)	March 31, 2026	December 31, 2025	March 31, 2025
Earnings and Profitability:
Interest income	$71,710	$71,701	$67,138
Interest expense	14,807	14,967	13,997
Net interest income	56,903	56,734	53,141
Provision for credit losses	500	1,100	300
Noninterest income	5,159	6,226	5,021
Noninterest expense	29,178	29,409	25,509
Income before taxes	32,384	32,451	32,353
Income tax expense	8,313	8,628	9,344
Net income	$24,071	$23,823	$23,009

Basic earnings per common share	$35.91	$34.79	$32.88
Diluted earnings per common share	$35.34	$34.29	$32.86
Weighted average shares outstanding - Basic	670,265	684,735	699,736
Weighted average shares outstanding - Diluted	681,179	694,662	700,215
Common shares outstanding	693,043	697,904	729,913
Return on average assets	1.68%	1.66%	1.70%
Return on average equity	14.69%	14.64%	15.65%
Loan yield	6.08%	6.06%	6.07%
Investment securities yield	3.70%	3.69%	3.20%
Cost of average total deposits	1.18%	1.18%	1.18%
Net interest margin - tax equivalent	4.25%	4.18%	4.20%
Effective tax rate	25.67%	26.59%	28.88%
Efficiency ratio	47.01%	46.71%	43.86%
Book value per common share (1)	$946.63	$924.93	$825.18
Tangible book value per common share (2)(b)	$928.99	$907.24	$807.72

Balance Sheet:
Total assets	$5,836,664	$5,690,110	$5,680,024
Cash and cash equivalents	384,224	144,864	607,254
of which held at Fed	318,125	84,242	515,758
Total investment securities	1,610,188	1,669,795	1,255,204
of which available-for-sale	901,915	951,154	495,433
of which held-to-maturity	708,273	718,641	759,771
Gross loans and leases	3,634,556	3,667,325	3,595,511
Allowance for credit losses - loans and leases	76,918	76,375	75,423
Total deposits	5,116,273	4,977,826	4,977,968
Subordinated debentures	10,310	10,310	10,310
Total shareholders' equity	$656,055	$645,514	$602,306

Loan-to-deposit ratio	71.04%	73.67%	72.23%
Percentage of checking deposits to total deposits	46.93%	49.11%	45.76%

Capital ratios (Bancorp) (a)
Common equity tier 1 capital to risk-weighted assets	14.23%	13.81%	13.75%
Tier 1 capital to risk-weighted assets	14.45%	14.04%	13.97%
Risk-based capital to risk-weighted assets	15.71%	15.29%	15.23%
Tier 1 leverage capital ratio	11.35%	11.00%	11.32%
Tangible common equity ratio (3)(b)	11.05%	11.15%	10.40%

(a) Capital information is preliminary for March 31, 2026
(b) Non-GAAP measurement

Non-GAAP measurement reconciliation:
(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025

Shareholders' equity	$656,055	$645,514	$602,306
Less: Intangible assets	12,227	12,348	12,740
Tangible common equity	$643,828	$633,166	$589,566

Total assets	$5,836,664	$5,690,110	$5,680,024
Less: Intangible assets	12,227	12,348	12,740
Tangible assets	$5,824,437	$5,677,762	$5,667,284

Tangible common equity ratio (1)	11.05%	11.15%	10.40%

(1)	Total common equity divided by common shares outstanding
(2)	Tangible common equity divided by common shares outstanding
(3)	Tangible common equity divided by tangible assets